As filed with the Securities and Exchange Commission on December 31, 1996

                                                  REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                              -------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                       RAMTRON INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                  Delaware
      (State of or other jurisdiction of incorporation or organization)

                                    3674
          (Primary Standard Industrial Classification Code Number)

                                84-0962308
                  (I.R.S. Employer Identification Number)

   1850 Ramtron Drive, Colorado Springs, Colorado 80921   (719) 481-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATION TO:

                                L. DAVID SIKES
                            Chief Executive Officer
                        Ramtron International Corporation
                              1850 Ramtron Drive
                        Colorado Springs, Colorado 80921
                               (719) 481-7000
                               ---------------

                            JOHN A. ST. CLAIR, ESQ.
                            ROBERT R. JESUELE, ESQ.
                               Coudert Brothers
                     1055 West Seventh Street, 20th Floor
                        Los Angeles, California  90017
                               (213) 688-9088

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. /   /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / x /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering. /   /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. /   /

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. /   /

------------------------------------------------------------------------------
                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------

   Title of                       Proposed      Proposed
Each Class of                     Maximum        Maximum
  Securities        Amount        Offering      Aggregate       Amount of
    to be           to be         Price Per     Offering       Registration
  Registered      Registered      Security        Price            Fee
-------------     ----------      ---------     ---------      ------------

Common Stock,
$0.01 par value    6,989,701(1)     $4.15       $29,007,259       $ 8,790

Common Stock,
$0.01 par value   12,602,151(2)     $6.38(3)    $80,401,723       $24,364
                                                                  -------
   TOTAL                                                          $33,154
                                                                  =======
------------

(1) Such shares are issuable upon exercise of warrants (the "Warrants") and may be offered for sale by the Selling Security Holders. Pursuant to Rule 416, there is also being registered such indeterminate number of shares of Common Stock as may be issuable pursuant to the anti-dilution and adjustment provisions of the Warrants.

(2) Includes 2,857 shares of Common Stock issuable upon exercise of certain outstanding options to purchase the Registrant's Common Stock.

(3) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of determining the amount of the registration fee based on the average of the high and low reported sale prices of a share of the Registrant's Common Stock as reported by The Nasdaq Stock Market on
December 30, 1996.

                          -------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                          -------------------------

                                                         Subject to Completion
                                                             December 31, 1996

                      RAMTRON INTERNATIONAL CORPORATION

                      19,591,852 SHARES OF COMMON STOCK

This Prospectus relates to 19,591,852 shares of Common Stock, par value $0.01 per share (the "Shares"), of Ramtron International Corporation (the "Company" or "Ramtron") to be offered and sold from time to time by certain stockholders of the Company (the "Selling Security Holders"). The Shares consist of (i) 6,989,701 shares of Common Stock issuable upon exercise of certain warrants (the "Warrants") and such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants (collectively, the "Warrant Shares") and (ii) 12,602,151 shares of Common Stock, including 2,857 shares of Common Stock issuable upon exercise of certain outstanding options (the "Options"). See "Selling Security Holders."

The Warrants and 8,772,761 shares of the Common Stock offered hereby by the Selling Security Holders were issued by the Company in a private debt conversion transaction in 1995 in reliance on available exemptions under the Securities Act of 1933, as amended (the "Securities Act"). In the debt conversion transaction, the Company granted certain registration rights for the benefit of Oren L. Benton ("Mr. Benton"), the National Electrical Benefit Fund (the "Fund") and BEA Associates, Inc. ("BEA") as the holders of the Warrants, the Warrant Shares and the shares of Common Stock issued in the transaction. The filing of the Registration Statement of which this Prospectus is a part is intended to satisfy the Company's obligations with respect to those registration rights, as well as the Company's obligations with respect to certain of the registration rights granted by the Company to the holder of an additional 3,826,533 shares of Common Stock offered hereby, which shares were acquired by the holder thereof between March 1989 and June 1993 in private transactions in reliance on available exemptions under the Securities Act. The remaining 2,857 shares of the Common Stock offered hereby are shares issuable upon the exercise of options, which options were issued by the Company in 1987 in reliance on available exemptions under the Securities Act.

The Warrants are presently exercisable and will expire on August 31, 2000. Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $4.15 per share. The exercise price per share and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to certain anti-dilution adjustments.

The Company may from time to time sell the Warrant Shares to the registered holders of the Warrants in accordance with the terms thereof, if and when such holders exercise the Warrants. The Selling Security Holders may from time to time sell all or a portion of the shares of the Common Stock offered hereby in transactions at prevailing market prices on The Nasdaq Stock Market, in privately negotiated transactions at negotiated prices, or in a combination of such methods of sale. The Selling Security Holders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Security Holders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealers may be in excess of customary commissions). See "Plan of Distribution." The Selling Security Holders and any brokers, dealers or agents who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11), and the commissions paid or discounts allowed to any such brokers, dealers or agents, in addition to any profits received on resale of the Common Stock, if any such broker, dealer or agent should purchase any Common Stock as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act.

The Company will receive no proceeds from the sale of the Shares by the Selling Security Holders. The Company has agreed to pay all expenses (other than selling commissions and fees and expenses of counsel and other advisers to the Selling Security Holders), estimated to be approximately $65,000, of registration of the Shares under federal securities laws. The Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "RMTR." On December 30, 1996, the last reported sale price for the Common Stock as reported on The Nasdaq Stock Market was $6.313 per share.

The Shares have not been registered for sale by the Selling Security Holders under the securities laws of any state as of the date of this Prospectus. However, since the Shares are listed securities on the Nasdaq National Market of The Nasdaq Stock Market, they are exempt from state securities registration and fee requirements pursuant to Section 18 of the Securities Act of 1933, as amended by the Capital Markets Efficiency Act of 1996.

                          -------------------------

                    THE SECURITIES OFFERED HEREBY INVOLVE
                  A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
                    COMMENCING ON PAGE 3 OF THIS PROSPECTUS.
                          -------------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                    THE SECURITIES AND EXCHANGE COMMISSION
               NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE

             The date of this Prospectus is December 31, 1996

No person is authorized to give any information or to make any representations not contained in this Prospectus and any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company is an electronic filer and the Commission maintains a Web site that contains reports, proxy and information statements and other information that the Company files electronically with the Commission. The address of such Web site is http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market tier of The Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

ADDITIONAL INFORMATION

The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. The Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the fees prescribed by the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (2) the Company's quarterly report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and
September 30, 1996; (3) the Company's Current Report on Form 8-K dated
January 23, 1996; and (4) the description of the Company's Common Stock as set forth in Item 11 of the Company's Registration Statement on Form 10, as amended (Registration No. 0-17739). Reference is also made to the "Description of Capital Stock" in this Prospectus for a current description of the Company's Common Stock.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado 80921, Attention: Chief Executive Officer (Telephone: (719) 481-7000).

THE COMPANY

The Company was incorporated under the name "Amtec Securities Corporation" in January 1984 and changed its name to "Ramtron International Corporation" in January 1988. The Company designs, develops, manufactures and markets high-performance semiconductor memory devices. The Company has two product lines, ferroelectric nonvolatile random access memory (FRAM (registered trademark)) products and high-speed dynamic random access memory products, called Enhanced-DRAM (EDRAM) products. The Company's executive offices are located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921, and its telephone number is
(719) 481-7000.

RISK FACTORS

An investment in the Shares offered hereby involves a high degree of risk. The following factors, together with the other information set forth in this Prospectus, should be considered carefully in evaluating the Company and its business before investing in the Shares offered hereby. Certain terms used in this Prospectus are defined in the Glossary on page 14.

SUBSTANTIAL WORKING CAPITAL NEEDS; BANKRUPTCY OF PRINCIPAL FINANCIER. Since its inception, the Company has depended principally on its stockholders, and in particular from 1989 until February 1995 on Mr. Benton and since 1989 on the Fund, to provide working capital for its operations. Throughout 1992, 1993, 1994 and, in the case of the Fund, through the first two quarters of 1995, Mr. Benton and the Fund have financed the Company's cash flow requirements through equity investments and loans (many of which were subsequently converted into equity). In February 1995, Mr. Benton filed for protection under Chapter 11 of the United States Bankruptcy Code. As a result, financing previously available to the Company under a line of credit from Mr. Benton was no longer available, and the Company could not continue to rely on Mr. Benton as a source of financing. Additionally, as a result of Mr. Benton's bankruptcy, the Company could no longer rely on the Fund to provide financing on terms previously available pursuant to funding arrangements by the Fund and Mr. Benton. During the first two quarters of 1995, the Company was unable to make required principal and interest payments totaling $7,910,000 on certain outstanding debt owed to Mr. Benton and the Fund, but neither Mr. Benton nor the Fund declared an event of default.

After Bankruptcy Court approval in the Benton bankruptcy case, the Fund, Mr. Benton and certain entities affiliated with Mr. Benton, BEA, seven investors advised by BEA and certain other parties consummated in September 1995 the Debt Conversion Agreement providing for (i) the conversion into equity of an aggregate of approximately $24,000,000 of the Company's outstanding debt held collectively by Mr. Benton, the Fund and BEA (as the holder by assignment of a note issued by the Company to Mr. Benton in 1992 in the original principal amount of $12,000,000) and (ii) a new loan facility between the Company and the Fund (the "New Fund Credit Facility") of $12,000,000. The New Fund Credit Facility included $3,000,000 available under a credit facility the Fund had provided to the Company in March 1995. In December 1995, additional outstanding debt of the Company held by Mr. Benton in the amount of approximately $2,700,000 was also converted into equity pursuant to the Debt Conversion Agreement. Based on the Company's capital resources as of September 30, 1996, including amounts available to it under the New Fund Credit Facility, and expected near term product revenues and operating costs, the Company expects to be able to fund its operations through at least 1997. However, there is no assurance that after that period the Company will be able to obtain financing, if required, to fund its operations on terms acceptable to the Company. If the Company's products gain significant market acceptance, the Company will have increased working capital requirements in connection with the manufacturing, production and sale in greater volumes of its FRAM and EDRAM products. If adequate financing acceptable to the Company is not available or revenues from the sale of products are inadequate to fund such expansion, the Company would not be able to implement its current business strategy and the Company's business and operating results could be adversely affected.

HISTORY OF LOSSES; ANTICIPATED LOSSES. The Company has been engaged in the research and development of its ferroelectric technology and FRAM products since 1984 and has had since its inception only limited revenues, principally from development and license agreements, related to its ferroelectric technology. In 1994, 1995 and the first nine months of 1996, the Company also generated revenues from the sale of EDRAM products, which do not utilize the ferroelectric technology. As a result of its limited revenues and substantial ongoing product research and development costs associated with commercial manufacturing, the Company has incurred significant losses. As of September 30, 1996, the Company had an accumulated deficit of $130,786,000, and the Company incurred a net loss for 1995 of $2,482,000 and a net loss for the nine months ended September 30, 1996 of $6,594,000. The Company's net loss for 1995 would have been increased by approximately $7,300,000 if the Company had not entered into an agreement with Nippon Steel Semiconductor Corporation ("Nippon Steel") in May 1995 which resulted in (i) a gain of approximately $800,000 as a result of the Company's sale for $1,500,000 of its equity interest in United Memories, Inc. ("UMI"), a joint-venture between the Company and Nippon Steel, and (ii) the recognition of revenue of $6,500,000 as a result of the payment of all unpaid and future royalties by Nippon Steel.

The Company's future revenues and its potential profitability will depend on various factors, including (i) the timely completion of the development and qualification for manufacturing of the Company's high-density FRAM products (i.e., FRAM products with memory capacities of 256-kilobits and greater);
(ii) wider customer acceptance of its EDRAM products and low-density FRAM products and customer acceptance of newly developed high-density FRAM products;
(iii) the Company's ability to manufacture its products on a cost effective and timely basis at its own facility and through alliance foundry operations;
(iv) the availability and related cost of future financing; and (v) factors not directly related to the Company, such as market conditions, competition, technological developments, product obsolescence, changing needs of potential customers and shifts in the semiconductor industry in general. There can be no assurance that the Company will achieve or sustain profitability in the future. The Company has historically experienced significant quarterly fluctuations in revenues and operating results and anticipates that such fluctuations will continue. The Company attributes these fluctuations in part to unpredictable product order flows, variations in the timing and receipt of license fees (which depend on, among other factors, the Company and its licensees achieving certain technological milestones), product sales and the lead time required for the Company's products to be incorporated in customers' product designs and for such products to achieve market penetration.

LIMITED MARKET ACCEPTANCE OF PRODUCTS. Assuming that the Company can continue to obtain financing on acceptable terms sufficient to meet its working capital requirements, the Company's success will be dependent on the extent to which its FRAM and EDRAM products are accepted in the marketplace and the time required to achieve such acceptance. As with other new products designed to replace existing products and change product designs, potential customers may be reluctant to integrate the Company's products into their systems unless the products are proven to be both reliable and available at a competitive price and in an assured quantity. Even assuming product acceptance, the Company's customers may be required to redesign their systems to effectively use the Company's products. The time necessary for such redesign could delay or prevent substantial market acceptance of the Company's products. A lack of, or delay in, market acceptance of one or more of the Company's products could adversely affect the Company's business and operating results. The Company first received orders for its low-density FRAM products and EDRAM products in 1992 and 1993, respectively, and thus has a limited basis for determining the extent or timing of future product sales. The Company's product sales in 1995 were $1,101,000 from FRAM products and $10,004,000 from EDRAM products. For the nine months ended September 30, 1996, the Company's product sales were $1,486,000 from FRAM products and $12,820,000 from EDRAM products. The Company cannot give assurance of the size of future product orders or when revenues from any such sales will be recognized. The Company's sales of EDRAM products in the past have been limited by its inability to service fully its customers' order requirements as a result of its prior working capital constraints.

DEPENDENCE ON SUCCESSFUL DEVELOPMENT OF COMMERCIAL PRODUCTS. The Company has two lines of products, consisting of its FRAM products and its EDRAM products. The Company's success will depend on its ability to develop, manufacture and market products that address customer requirements and compete effectively on the basis of price, performance and reliability. This is especially true with respect to the development of the Company's FRAM products. The Company faces substantial product-related risks, including the risk that commercially acceptable new FRAM products cannot be successfully or timely developed and produced and that significant delays and increased costs will be encountered in manufacturing such products in commercial volumes. The development of new products by the Company and their "design-in" to customers' systems can be both time consuming and costly. New product development requires a long-term forecast of market trends and customer needs and often a substantial commitment of capital resources with no assurance that such products will be commercially viable.

The Company has experienced obstacles in producing acceptable product yields from the integration of its ferroelectric technology with wafer underlayers using the CMOS process technology. The Company has entered into strategic alliances with companies with advanced semiconductor manufacturing processes and facilities to help overcome these obstacles. To date, the Company is producing in commercial quantities twelve versions of 4-kilobit and 16-kilobit FRAM products. The Company is currently qualifying for commercialization a 64-kilobit FRAM product with final qualification expected in 1997, however the Company cannot provide any assurance regarding the date of final qualification due to uncertainties in the qualification process. Commercial production of that product is expected to begin late in 1997, however no assurance regarding the timing of commercial production can be given. The Company has designed, together with Hitachi Limited ("Hitachi"), a 256-kilobit FRAM product which Hitachi announced in September 1996. Based on Hitachi's announcement, the Company expects to begin receiving sample shipments of the Hitachi-built 256-kilobit FRAM memory with volume production anticipated during 1997, although no assurance can be given by the Company with respect to such expectation. In September 1996, Rohm Co., Ltd. ("Rohm") announced the commencement of sample shipments of a 16-kilobit serial FRAM memory product, which is expected to be produced for volume shipments in 1997, subject to the uncertainties involved in the semiconductor production process described herein. Although the Company intends to develop with Hitachi and other strategic alliance partners 1-megabit and 4-megabit FRAM products thereafter, it is difficult to determine whether the Company will be able to develop and produce profitably such higher capacity FRAM products and, if so, when such products will be available in commercial quantities. The Company's inability to develop and commercialize high-density FRAM products, or to overcome other obstacles it may encounter, could significantly limit the commercial potential of FRAM products given the rapid technological progress in the development of competing products having substantially higher densities than the Company's FRAM products.

New design and process technology will be required to achieve high-density FRAM products. The Company's current FRAM products are designed and manufactured using a 1.0 micron manufacturing process. To achieve memory capacities of 256-kilobits and greater, the Company and its alliance partners will have to make a transition to sub-micron designs. The Company believes that its transition to smaller design parameters will be important for it to produce FRAM products meeting marketplace demands. To the extent this transition cannot be successfully implemented or is substantially delayed, the Company's operating results could be adversely affected. The Company's existing manufacturing equipment is not capable of producing sub-micron designed products. Therefore, the Company must rely solely on its existing and future alliance partners' manufacturing facilities to produce such sub-micron FRAM products on behalf of the Company. All FRAM products to be manufactured by the Company's existing alliance partners will be manufactured using sub-micron designs. There can be no assurance that the Company will be able to find additional alliance partners on acceptable terms.

MANUFACTURING CAPABILITY. The Company's revenues as well as its ability to achieve profitability over the next few years will depend substantially on its and its licensees' ability to manufacture FRAM products cost-effectively. The Company does not anticipate that it will have sufficient capital resources to construct fabrication facilities for the manufacture of high-density FRAM products in commercial volumes in the near future should such products be developed to a point of commercialization. The Company will therefore be dependent on its licensees to develop and make available to the Company adequate manufacturing capability on terms acceptable to the Company and consistent with the Company's license agreements with such licensees. Manufacture of the Company's FRAM products is highly complex and sensitive to many factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. Often, new semiconductor product manufacturing processes experience low production yields for a significant period of time, and the Company has experienced substantial production delays and difficulties in achieving acceptable production yields and product output. The Company and its licensees must continue to improve production yields in order to decrease production costs to a level that permits its products to be sold at a price that is both competitive and profitable to the Company. To the extent the Company and its licensees are not able to achieve consistently acceptable manufacturing yields, of which there can be no assurance, the Company's ability to market and sell its products and its operating results will be adversely affected.

DEPENDENCE ON SUPPLIERS AND THIRD-PARTY MANUFACTURERS. For its internal low-density FRAM product manufacturing needs, the Company currently obtains CMOS silicon wafer underlayers from three suppliers. The Company intends to rely for high-volume manufacturing of FRAM and EDRAM products on the advanced semiconductor manufacturing processes and facilities of companies with which it has entered into strategic alliances, including Rohm, Hitachi, Toshiba Corporation ("Toshiba") and Fujitsu Limited ("Fujitsu") for FRAM products and Nippon Steel and International Business Machines Corporation ("IBM") for EDRAM products. The Company's reliance upon outside suppliers and manufacturers involves several risks, including reduced control over the availability of products, delivery schedules, pricing and quality.

Because the Company does not purchase underlayers in large volumes for internal production, the Company is subject to higher prices, limits on the availability of manufacturing capacity and less reliable delivery schedules than are high-volume purchasers. The Company's low volume requirements, coupled with the costs associated with developing the maskwork to qualify additional wafer suppliers, limits the ability of the Company to expand its wafer supply resources in the near term. When wafers or other raw materials are not available in sufficient amounts or of adequate quality, the Company has experienced, and could experience in the future, delays, expenses and lost sales while it locates and qualifies alternative suppliers. In 1995, sales of the Company's EDRAM products materially suffered from the existence of only one outside supplier of foundry services (i.e., Nippon Steel); however, due to a recent slow down in the DRAM market and the addition of IBM as a foundry source, there is an excess capacity of foundry services available to the Company now and for the foreseeable future. During the first nine months of 1996, the Company's results of operations and level of sales have not been materially affected as a result of any delays, expenses or lost sales due to a scarcity of foundry services, the need to qualify additional wafer suppliers or a lack of wafers or other raw materials.

Nippon Steel and IBM are currently the only outside manufacturers commercially producing EDRAM products for the Company. In October 1996, the Company qualified the EDRAM parts to be manufactured by IBM. The Company holds IBM-produced EDRAM products in inventory and has begun to fulfill commercial shipments to its customers with such products. Other manufacturers are in various stages of product development, evaluation, testing and qualification of FRAM or EDRAM products. Although the Company believes that development and qualification of FRAM products is proceeding well with its current strategic alliance partners, there is no assurance that any of these strategic alliance partners will commence volume manufacturing of FRAM products for the Company or be a long-term supplier of FRAM products to the Company for resale to third parties. The Company has not yet entered into a foundry supply agreement with Hitachi, Toshiba or Fujitsu, although certain parameters of supply agreements with Hitachi, Toshiba and Fujitsu are set forth in the Company's license agreements with those companies, and the Company believes that such parameters could be helpful to the Company in negotiating the specific terms of the supply agreements. In the case of Toshiba, such supply agreement was previously expected to be entered into by August 1996; however, that time frame was extended by the parties and the Company expects discussions to continue once Toshiba further develops its product specification and manufacturing plan. In the case of Hitachi, discussions regarding a supply agreement are expected to commence once engineering samples of Hitachi's 256-kilobit FRAM product begin shipping. In the case of Fujitsu, such supply agreement is expected to be entered into once Fujitsu elects to pursue one of three design and development options under its agreement with the Company. No assurance can be given by the Company that any such foundry supply agreements will be entered into with such parties. The Company is currently negotiating pricing with Rohm on its foundry supply agreement.

Due to the high capital costs and manufacturing complexities associated with commercial production of semiconductor products, the Company expects to be dependent in the foreseeable future on outside manufacturers, except for the limited volume of FRAM products it intends to produce at its Colorado Springs facility. Dependence in the past on Nippon Steel as its sole manufacturing source for its EDRAM products has, in the Company's view, limited market acceptance of EDRAM products, inhibited the "design-in" of EDRAM products by potential customers and resulted in canceled and delayed orders for such products. The Company expects certain of these problems to be alleviated once IBM-produced EDRAM products are used more widely to fulfill commercial orders. Because market demand for semiconductor assembly and testing resources was high until the recent decline in the demand for semiconductor memory products in 1996, the Company has had to pay, and until its products are manufactured in significant volumes, the Company expects to continue to pay, relatively high prices for the assembly and testing of its products.

COMPETITION. The semiconductor industry is intensely competitive. The Company's FRAM and EDRAM products experience intense competition from numerous domestic and foreign companies. Many of these competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company considers its FRAM products to be competitive with existing nonvolatile memory products such as EEPROM, Battery Backed Static RAM ("BBSRAM") and Nonvolatile RAM ("NVRAM") products in low density applications. Nonvolatile memory products are manufactured and marketed both by major corporations possessing worldwide wafer manufacturing and integrated circuit production facilities (e.g., SGS-Thomson and Hitachi) and by smaller specialized product companies (e.g., Dallas Semiconductor and Benchmarq Microelectronics Inc.). Numerous companies, including major corporations possessing worldwide wafer manufacturing and integrated circuit production facilities, manufacture DRAM products. Because the Company's EDRAM products have certain higher performance characteristics than standard DRAM products, however, the Company considers only high-speed "specialty" DRAM products (such as SDRAM, CDRAM, Rambus, fast SRAM and MDRAM products manufactured by companies such as Fujitsu, Mitsubishi, Rambus, LG Semicon and Micron Technology, Inc.) to be competitive with the Company's EDRAM products. The Company also considers its EDRAM products to be competitive in certain applications with SRAM products, which are manufactured by major corporations, including Alliance Semiconductor Corporation, Cypress Semiconductor Corporation, Integrated Device Technology, Inc. and Motorola Corporation.

The Company's licensees may market products which compete with the Company's FRAM and EDRAM products. Most of the Company's strategic alliance partners have the right to manufacture and sell FRAM or EDRAM products for their own account with or without the payment of royalties, depending upon the terms of their agreements with the Company. For example, as part of its agreements with Toshiba and Fujitsu, the Company granted Toshiba and Fujitsu a nonexclusive license to the Company's FRAM technology and know-how, which license includes the right to manufacture and sell products using FRAM technology. Pursuant to Ramtron's joint development and license agreements with Hitachi and Rohm, these two alliance partners have also been granted the right to manufacture and sell products using the FRAM technology. The Company has also granted IBM a royalty-free (subject to certain limitations) nonexclusive license to produce and sell EDRAM products. Most of these license agreements provide for the continuation of the licensed rights to Ramtron's FRAM or EDRAM technology and know-how after expiration or termination of the agreement on a royalty-paying or royalty-free basis. In addition, Racom Systems, Inc. and Intag International Ltd. of Australia, both licensees of the Company's ferroelectric technology for use in certain radio frequency identification devices ("RF/ID") applications, could compete with the Company for portions of the RF/ID market. To the extent that any of the Company's products achieve market acceptance, other companies may offer competitive products or implement pricing strategies for FRAM and EDRAM products that could adversely affect the Company's business and operating results. The Company's ability to compete successfully depends on factors beyond its control, including the rate at which customers incorporate the Company's products into their own products, the success of such customers in selling their products, the success of the Company's protection of its intellectual property, the success of competitors' products and general market and economic conditions. There can be no assurance that the Company's ferroelectric technology will not be supplanted in the future by competing technology or that the Company will have the technical capability or financial resources to be competitive in the semiconductor industry with respect to the design, development or manufacture of either FRAM or EDRAM products.

NATURE OF THE SEMICONDUCTOR INDUSTRY. The semiconductor industry is characterized by rapid technological changes and product obsolescence, price erosion and variations in manufacturing yields and efficiencies. The industry has also experienced wide fluctuations of product supply and demand. During growth periods, there is likely to be a shortage of wafer supply and of product assembly and testing capacity. The industry has recently been allocating significant capital resources to construction of new semiconductor manufacturing facilities and expansion of existing facilities. The industry has at times experienced significant downturns, some lasting more than a year, resulting in diminished product demand and decreased prices for semiconductor products, and such downturns may occur in the future as additional production facilities are placed into operation. The semiconductor industry has experienced growth in the past several years, however the demand for semiconductor memory products began to soften dramatically starting mid-1996.

PATENTS; RELIANCE ON INTELLECTUAL PROPERTY. The Company relies heavily on its patents and trade secrets as a defense against competitors introducing infringing products that will compete with the Company's FRAM products. Although the Company intends to enforce its patents and trade secrets aggressively, there can be no assurance that such protection will be available or be enforceable in any particular instance or that the Company will have the financial resources necessary to adequately enforce its patent and trade secret rights, and the unavailability or unenforceability of such protection or the inability to enforce adequately such rights could materially adversely affect the Company's business and operating results. The Company has also granted worldwide licenses to its ferroelectric technology to Seiko Epson Corporation of Japan and Intermetall, Halbleiterwerk der Deutsche ITT Industries GMBH, a subsidiary of ITT Corporation. Those companies, together with the Company's strategic alliance partners, have access to the Company's proprietary FRAM technology and know-how and have the right, on a royalty-paying or royalty-free basis, to manufacture and sell ferroelectric products. The Company does not license from others any material right covering its ferroelectric technology and does not believe its technology infringes any known patents. The Company has, however, entered into a cross license agreement with Symetrix Corporation ("Symetrix") for the use by the Company of certain ferroelectric technology that may have been developed by Symetrix, which is not used in the Company's FRAM products. The Company is aware, because others have obtained patents covering numerous semiconductor designs or processes, that the Company operates in a competitive environment in which it would not be unlikely for a third party to claim that certain of the Company's present or future products may infringe the patents or rights of such third parties. If any such infringements exist or arise in the future, the Company may be exposed to liability for damages and may need to obtain licenses relating to third-party technology incorporated into the Company's products. The Company's inability to obtain such licenses on acceptable terms or the occurrence of related litigation could materially adversely affect the Company. Although the Company has applied for a patent covering its EDRAM technology and has patents and patent applications involving DRAM technology, such patents and patent applications may not preclude other parties from manufacturing and selling EDRAM products.

PATENT INTERFERENCE PROCEEDING. In 1992, a three-way "interference" contest was declared in the United States Patent and Trademark Office (the "Patent Office") between U.S. Patent 4,873,664, which was awarded to Ramtron, and pending United States patent applications filed by National Semiconductor Corporation ("National") and the Department of the Navy (the "Navy"). U.S. Patent 4,873,664 covers a basic ferroelectric memory cell design that is of fundamental importance to Ramtron's business in the United States. An interference is declared in the Patent Office when two or more parties each claim to have made the same invention. The interference is therefore conducted to determine which party is entitled to the patent rights corresponding to the invention. In the present interference contest, Ramtron is the "senior" party and is in possession of the issued U.S. patent. National and the Navy are "junior" parties, and each of the junior parties has the burden of proof in convincing the Patent Office by a preponderance of the evidence that it was the first to invent the subject matter of the invention and thus is entitled to the corresponding patent rights. Only Ramtron and National have each filed briefs in this matter. The Navy did not file a brief as required. Oral arguments were presented before the Patent Office on March 1, 1996 by both the Company and National. A decision by the Patent Office was originally expected within 6 months after the oral hearing, but, due to the complexity of the case, a decision is currently expected within 18 months after the oral hearing. Such a decision would complete the administrative process. The non-prevailing party would then have the right, upon the filing of appropriate petitions, to pursue its case in Federal Court. If Ramtron's patent rights are lost or significantly compromised, Ramtron could be adversely affected. If patent rights are awarded to National or the Navy, such parties could use the patent to prevent the manufacture, use or sale by Ramtron within the United States of any products that come within the scope of such patent rights. Ramtron has vigorously defended its patent rights in this interference contest and will continue such efforts. The Company is uncertain as to the ultimate outcome of the above matter, as well as the associated effect upon the Company's financial position and results of operations.

DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key technical and management personnel and on its ability to continue to attract and retain qualified employees, particularly the highly skilled design, process, materials and test engineers involved in the development and manufacture of its products and processes. The competition for such personnel is intense, and the loss of key employees (including executive officers), none of whom has a post-employment noncompetition agreement, could have an adverse effect on the Company. The Company requires its employees to execute confidentiality and non-disclosure agreements when they begin employment with the Company. None of the Company's employees other than L. David Sikes, the Company's Chief Executive Officer, has an employment agreement with the Company, and although the Company has such an agreement with Mr. Sikes, there can be no assurance that the Company can retain him in the future. In order to reduce costs and operate more efficiently, the number of people employed by the Company decreased by approximately 27% from December 31, 1994 to December 31, 1995. However, during 1996, the number of people employed by the Company increased by approximately 16%.

ENVIRONMENTAL REGULATION. Federal, state and local regulations impose various environmental controls on the discharge of chemicals and gases used in the Company's manufacturing processes. The Company believes that it has taken all necessary steps to ensure that its activities comply with all applicable environmental rules and regulations. Although the Company's operations have not been materially impacted by the cost of environmental compliance, there can be no assurance that changes in such environmental rules and regulations will not require additional investments in capital equipment and the implementation of compliance programs in the future. Any failure by the Company to comply with such environmental rules and regulations regarding the discharge of hazardous substances could subject it to serious liabilities and could materially adversely affect its manufacturing operations.

COMMON STOCK SUBJECT TO CALL OPTION. An aggregate of 5,500,000 shares of the Common Stock held by C.I. Global Equity RSP Fund; Empire Partners, L.P.; C.I. Global Fund; C.I. American Fund; C.I. International Balanced RSP Fund; C.I. International Balanced Fund; Robert P. Quinn; Essex Associates; JES Enterprises; and Chanin & Company, all reported by BEA to be advised by BEA (the "BEA Holders"), and registered hereunder is subject, through March 14, 1997, to the right of Oren L. Benton, Debtor-in-Possession (the "Benton Estate"), to purchase all or any portion of such shares from time to time from any holder thereof, at a purchase price of $7.50 per share.

CURRENT MARKET FOR COMMON AND PREFERRED STOCK. The Company's Common Stock currently trades on The Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "RMTR." Although during approximately the first eight months of 1995 the Company did not satisfy the net tangible assets requirements for continued listing on The Nasdaq Stock Market, the Company's Common Stock remained listed on The Nasdaq Stock Market as a result of temporary exceptions granted by The Nasdaq Stock Market to such requirements. Since September 1995 and as a result of the 1995 Debt Conversion, the Company has achieved compliance with such net tangible assets requirements and expects to continue to do so in the future, although there can be no assurance that the Company will continue to comply with these or other requirements for continued listing on The Nasdaq Stock Market. If the Company's Common Stock is not traded on The Nasdaq Stock Market or listed on a national securities exchange, a security holder's ability to effectively trade such securities may be limited.

CONTROL BY EXISTING STOCKHOLDERS; CHANGE IN CONTROL. The Fund, Mr. Benton and the BEA Holders are the three largest stockholders of the Company, and as of October 31, 1996, own or control approximately 22.4%, 18.3% and 17.1%, respectively, of the Company's issued and outstanding shares of Common Stock. The Benton Estate's exercise of its option to acquire all of the 5,500,000 shares of Common Stock of the Company owned by the BEA Holders as of the date of this Prospectus would result in Mr. Benton's ownership increasing to 33.3% of the Company's issued and outstanding shares of Common Stock and BEA's ownership decreasing to 2.1% of the Company's issued and outstanding shares of Common Stock. If all of the securities offered hereby by the Fund, Mr. Benton and BEA are sold pursuant to the Registration Statement of which this Prospectus forms a part, the aggregate ownership of such persons of the Company's issued and outstanding shares of Common Stock will decrease from approximately 58% to 24%.

Mr. Benton, the Fund, BEA and the Company have also each agreed that for as long as any of Mr. Benton, the Fund or BEA beneficially owns 5% or more of the issued and outstanding shares of Common Stock of the Company, the Company and the other two of such stockholders will use their best efforts to cause a designee of each such 5% stockholder to serve on the Company's Board of Directors. Although the Company is not aware of any agreement among Mr. Benton, the Fund and BEA to act together (other than as set forth in the immediately preceding sentence), if Mr. Benton, the Fund and BEA were to act together, they would be able to elect the Company's entire Board of Directors and would have the ability to control the Company and direct its business and affairs. The concentration of ownership of the Company may have the effect of delaying, deferring or preventing a change in control of the Company or, if such shares are sold, may effect a change in control of the Company. The resolution of Mr. Benton's bankruptcy case may result in the distribution to one or more third parties of all or a portion of the securities of the Company beneficially owned by him and in a change in control of the Company. Of the shares of Common Stock owned by Mr. Benton, 1,239,793 shares are subject to a lien in favor of Westinghouse, Inc.; 1,491,634 shares are subject to a lien in favor of China Nuclear Energy Industry Corporation; 1,406,633 shares are subject to a lien in favor of Union Bank of Switzerland; and 890,265 shares are subject to a lien in favor of the Washington Public Power Supply System.

SECURITIES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Company's securities in the public market after the date of this Prospectus, or the availability of such securities for sale in the public market, could materially adversely affect prevailing market prices for the Company's securities, including its Common Stock. As of October 31, 1996, the Company had 36,538,653 shares of Common Stock issued and outstanding. Of these shares, excluding the Shares offered hereby, approximately 19,401,300 shares were either freely tradable without restriction or could be sold pursuant to an effective registration statement under the Securities Act, and approximately 4,538,100 shares (most of which were held by "affiliates" who are subject to Rule 144 notice requirements and volume restrictions) could be publicly sold under Rule 144 promulgated under the Securities Act. Upon the effectiveness of the registration statement of which this Prospectus forms a part, 12,599,294 shares (excluding shares issuable upon exercise of the Warrants and certain options) may be sold by the holders thereof from time to time for any reason so long as such registration statement remains effective. As of October 31, 1996, approximately 833,600 shares of Common Stock were subject to issuance upon exercise of outstanding and exercisable options granted under the Company's stock option plans and, except to the extent that shares issued upon exercise of such options are held by affiliates (who, as noted above, are subject to Rule 144 notice requirements and volume restrictions), will be eligible for immediate resale in the public market upon exercise of such options. In addition, the Company has agreed to use its best efforts to register for resale under the Securities Act any shares of Common Stock issued upon conversion of a convertible promissory note held by the Fund (as of October 31, 1996, 296,647 shares were issuable upon conversion of such note).

ISSUANCE OF COMMON STOCK. In November 1996, the Company's authorized number of shares of Common Stock was increased from 50,000,000 to 75,000,000. Each additional share of Common Stock authorized by such amendment has the same rights and privileges as each previously authorized share of Common Stock. Due to such increase, the percentage of shares of the Company's Common Stock that are authorized but unissued or not reserved for issuance has increased from approximately 1% to approximately 34%. The issuance of any newly authorized shares will dilute a stockholder's proportionate equity interest in the Company's Common Stock.

ISSUANCE OF PREFERRED STOCK. The Company has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions of the Preferred Stock, without any vote or action by the Company's stockholders. The issuance of shares of Preferred Stock by the Company could further affect the rights of the holders of Common Stock and Warrants. For example, such issuance could result in a class of securities having preferential voting, dividend or liquidation rights or having (upon conversion or otherwise) all of the rights appurtenant to Common Stock. Additionally, the Company's authority to issue Preferred Stock could be used to discourage attempts by others to obtain control of or acquire the Company by making such attempts more difficult or costly to achieve. There are no agreements or understandings for the issuance of Preferred Stock and the Company has no present intention to issue shares of Preferred Stock.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby by the Selling Security Holders.

SELLING SECURITY HOLDERS

The following table sets forth: (i) the number of shares of Common Stock beneficially owned by each Selling Security Holder as of October 31, 1996,
(ii) the number of shares of Common Stock to be offered hereby by each Selling Security Holder, and (iii) the number of shares of Common Stock and the percentage of the outstanding shares of Common Stock to be beneficially owned by each Selling Security Holder after completion of the offering.

                        No. of Shares
                      Beneficially Owned                  Shares Beneficially
                       Prior to Offering      No. of    Owned After Offering(1)
Name of Selling      ---------------------    Shares    -----------------------
Security Holder        Number          %      Offered        Number         %
---------------      ----------      -----   ---------     ---------      -----

Oren L. Benton       15,134,859(2)    38.3%  5,042,951(3)  4,591,908(4)   11.6%
Debtor-in-Possession

National Electrical  12,518,531(5)(6) 30.6   9,046,044(5)  3,472,487(6)    8.5
Benefit Fund

C.I. Global           1,480,000(7)     4.1   1,480,000          0            0
Equity RSP Fund

Empire Partners, LP   1,370,310(7)     3.8   1,370,310          0            0

C.I. Global Fund      1,320,000(7)     3.6   1,320,000          0            0

C.I. American Fund      800,000(7)     2.2     800,000          0            0

C.I. International      200,000(7)      *      200,000          0            0
Balanced RSP Fund

C.I. International      200,000(7)      *      200,000          0            0
Balanced Fund

Robert P. Quinn          49,852(7)      *       49,852          0            0

Essex Associates         29,912(7)      *       29,912          0            0

JES Enterprises          24,926(7)      *       24,926          0            0

Chanin & Company         25,000(7)      *       25,000          0            0

R.  Bruce Godfrey          2,857(8)      *        2,857(8)       0            0
------------

*   Less than 1 percent.

(1) For each Selling Security Holder, assumes that all of the Warrants and Options held by that Selling Security Holder are exercised and that all of the Shares covered by the Prospectus are sold or otherwise disposed of and that no other shares are acquired or sold by the Selling Security Holders.

(2) Includes: (i) 6,219,795 shares of Common Stock owned directly, of which 1,239,793 shares are subject to a lien in favor of Westinghouse Inc.; 1,491,634 shares are subject to a lien in favor of China Nuclear Energy Industry Corporation; 1,406,633 shares are subject to a lien in favor of Union Bank of Switzerland and 890,265 shares are subject to a lien in favor of the Washington Public Power Supply System, (ii) 2,961,216 shares of Common Stock, subject to adjustment in certain circumstances, issuable upon exercise of the Warrants held by the Benton Estate; (iii) 5,500,000 shares of Common Stock which may be acquired by the Benton Estate on or before March 14, 1997 upon exercise of an option covering 5,475,000 shares of Common Stock beneficially owned by BEA and 25,000 shares of Common Stock owned by Chanin & Company (see footnote 7 below) and (iv) 453,848 shares of Common Stock held by a third party for Mr. Benton. Mr. Benton beneficially owns more than 5% of the outstanding shares of the Company's Common Stock and has certain rights with respect to the election of one director on the Company's Board of Directors.

(3) Includes 2,961,216 shares of Common Stock, subject to adjustment in certain circumstances, issuable upon exercise of the Warrants held by the Benton Estate, but does not include the 5,500,000 shares owned by the BEA Holders, registered hereunder, and subject to a call option in favor of the Benton Estate expiring on March 14, 1997.

(4) Includes 453,848 shares of Common Stock held by a third party for Mr. Benton and 4,138,060 shares of Common Stock owned directly, of which 1,239,793 shares are subject to a lien in favor of Westinghouse Inc., 1,491,634 shares are subject to a lien in favor of China Nuclear Energy Industry Corporation and 1,406,633 shares are subject to a lien in favor of Union Bank of Switzerland.

(5) Includes 4,028,485 shares of Common Stock, subject to adjustment in certain circumstances, issuable upon exercise of the Warrants held by the Fund. The Fund beneficially owns more than 5% of the outstanding shares of the Company's Common Stock and has certain rights with respect to the election of one director on the Company's Board of Directors. Mr. Tull is the Fund's designee on the Company's Board of Directors.

(6) Includes 296,647 shares issuable as of October 31, 1996 upon conversion of a convertible promissory note dated August 31, 1995 made by the Company in favor of the Fund.

(7) In Amendment No.1 to a Schedule 13G, dated January 15, 1996, BEA reported shared voting and sole dispositive power with respect to such shares. All of such shares may be acquired by the Benton Estate on or before March 14, 1997 upon exercise of a call option in favor of the Benton Estate (see footnote 2 above and "Risk Factors--Common Stock Subject to Call Option"). BEA beneficially owns more than 5% of the outstanding shares of the Company's Common Stock and has certain rights to the election of one director on the Company's Board of Directors. Mr. Rothschild is BEA's designee on the Company's Board of Directors.

(8)  Such shares are issuable upon exercise of presently exercisable options.

DESCRIPTION OF CAPITAL STOCK

As of October 31, 1996, the authorized capital stock of the Company was comprised of 85,000,000 shares, of which 75,000,000 shares have been designated Common Stock, $0.01 par value, and 10,000,000 shares have been designated Preferred Stock, $0.01 par value.

COMMON STOCK. As of October 31, 1996, there were 36,538,653 shares of Common Stock issued and outstanding which were held of record by approximately 2,600 stockholders. The holders of the Company's Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to liquidation preferences, if any, of Preferred Stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK. The Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and rights thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. As of October 31, 1996, there were no shares of Preferred Stock issued and outstanding, and the Company had no intention to issue any shares of Preferred Stock. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting power and other rights of Common Stock.

PLAN OF DISTRIBUTION

The Company will sell the Warrant Shares only to the registered holders of the Warrants, in accordance with the terms thereof, if and when such holders exercise the Warrants.

The Shares offered hereby are being offered directly by the Selling Security Holders. The Company will receive no proceeds from the sale of the Shares. Sales may be effected by the Selling Security Holders from time to time in transactions on The Nasdaq Stock Market at prevailing market prices, in negotiated transactions at negotiated prices or in a combination of such methods of sale. The Selling Security Holders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Security Holders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). There can be no assurance that the Selling Security Holders will sell all or any of the shares offered hereby.

The Selling Security Holders and any persons who participate in the sale of the shares offered hereby from time to time may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the shares offered hereby, may be deemed to be underwriting compensation under the Securities Act.

The Company has agreed to pay all expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Security Holders) in connection with the registration and sale of the shares being offered hereby, other than commissions and discounts of underwriters, brokers, dealers or agents.

LEGAL MATTERS

The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Coudert Brothers, Los Angeles, California.

EXPERTS

The financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

GLOSSARY

CMOS - Complimentary Metal Oxide Semiconductor process technology. A semiconductor technology that uses two types of basic transistors (p-channel and n-channel) to build a circuit with low power and high performance.

DRAM - Dynamic Random Access Memory. A semiconductor memory device whose stored information must be refreshed every few milliseconds.

EDRAM - Enhanced Dynamic Random Access Memory. A specialty memory semiconductor device which incorporates a fast DRAM array and an SRAM cache to achieve very high speeds in comparison to conventional DRAM devices.

Ferroelectric Technology - A technology that integrates ferroelectric material into a microelectronic semiconductor structure.

FRAM - The Company's Ferroelectric Random Access Memory. A random access memory that employs a ferroelectric digital memory capacitor to make it nonvolatile.

Kilobit - 1,000 bits. In reference to a memory, usually 1,024 bits since memories are partitioned into sizes that are an exponential of two.

Megabit - 1,000,000 bits. In reference to a memory, usually 1,048,576 bits since memories are partitioned into sizes that are an exponential of two.

Nonvolatile Memory - An integrated circuit that retains information without electrical power.

Silicon Wafer Underlayer - A silicon wafer manufactured through all processes prior to application of the Company's ferroelectric processes.

==============================================================================

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date thereof or that the information contained herein is correct as of any time subsequent to its date.

                   TABLE OF CONTENTS
Available Information . . . . . . . . . . . . . . .   2
Additional Information  . . . . . . . . . . . . . .   2
Incorporation of Certain Documents by Reference . .   2
The Company . . . . . . . . . . . . . . . . . . . .   3
Risk Factors . . . . . . . . . . . . . . . . .. . .   3
Use of Proceeds . . . . . . . . . . . . . . . . . .  11
Selling Security Holders. . . . . . . . . . . . . .  12
Description of Capital Stock  . . . . . . . . . . .  13
Plan of Distribution . . . . . . . . . . . . .  . .  13
Legal Matters . . . . . . . . . . . . . . . . . . .  14
Experts . . . . . . . . . . . . . . . . . . . . . .  14
Glossary  . . . . . . . . . . . . . . . . . . . . .  14

                            -------------------------

                                19,591,852 SHARES

                         RAMTRON INTERNATIONAL CORPORATION

                                   COMMON STOCK

                                    PROSPECTUS

                                 December 31, 1996

==============================================================================

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the sale and distribution of the securities being registered. All the amounts shown are estimates except for the SEC registration fee.


SEC registration fee                       $33,154
Accounting fees and expenses                 3,000
Legal fees and expenses                     25,000
Miscellaneous expenses                       3,000
                                           -------
   Total                                   $64,154
                                           =======

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has adopted provisions in its Certificate of Incorporation that limit the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect such liability: (i) for any breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derived an improper personal benefit.

The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company also maintains on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

In an Indemnification Agreement entered into between Oren L. Benton, a principal stockholder and former director of the Company, and George J. Stathakis, a director of the Company, in March 1990, Mr. Benton agreed to indemnify Mr. Stathakis against all expenses, liabilities and other items referred to in Section 145 of the Delaware General Corporation Law, and against certain other expenses incurred in connection with derivative actions if Mr. Stathakis is a party to such actions or is threatened to be made a party to such actions by reason of his being a director, officer, employee or agent of the Company.

In a Consulting Agreement entered into in January 1990 among the Fund, William G. Tull, a director of the Company, and WGT Associates, Inc., the Fund agreed to indemnify Mr. Tull with respect to claims made by third parties against Mr. Tull as the Fund's designated nominee on the Company's Board of Directors, provided that such claims may not involve either a breach of fiduciary responsibility under the Employee Retirement and Income Security Act of 1974 or liability for willful misconduct, bad faith or negligence. Pursuant to a Stock and Warrant Purchase Agreement entered into between the Company and the Fund in March 1989 (the "1989 Fund Purchase Agreement"), the Company also agreed to indemnify the Fund and its affiliates, including consultants to the Fund such as Mr. Tull, with respect to claims made by third parties arising out of the 1989 Fund Purchase Agreement, provided that the Company is not required to indemnify Mr. Tull for claims relating to: (i) Mr. Tull's violation of securities laws or a knowing violation of other laws, (ii) an agreement to which Mr. Tull and the third-party claimant are parties or (iii) the fiduciary duties of Mr. Tull to the third-party claimant.

The Company has also obtained directors & officers liability insurance.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number
--------------
5.1      Opinion of Coudert Brothers.
23.1     Consent of Arthur Andersen LLP.
23.2     Consent of Coudert Brothers (included in Exhibit 5.1).

Item 17.  UNDERTAKINGS

The Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for the purpose of determining any liability under the Act, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Company hereby undertakes that, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

The Company hereby undertakes that, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on December 31, 1996.

                                             RAMTRON INTERNATIONAL CORPORATION


                                             By: /S/ L. David Sikes
                                                --------------------------
                                                 L. David Sikes
                                                 Chief Executive Officer

                            POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints L. David Sikes and Greg B. Jones, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

     Signature                       Title                        Date
---------------------     ----------------------------       -----------------

/S/ L. David Sikes        Chairman and Chief Executive       December 31, 1996
---------------------     Officer
L. David Sikes

/S/ Greg B. Jones         Director, President and            December 31, 1996
---------------------     Chief Operating Officer
Greg B. Jones

/S/ William G. Howard     Director                           December 31, 1996
---------------------
William G. Howard

/S/ Michael L. Rothschild Director                           December 31, 1996
---------------------
Michael L. Rothschild

George J. Stathakis       Director                           December 31, 1996
---------------------
George J. Stathakis

/S/ William G. Tull       Director                           December 31, 1996
---------------------
William G. Tull

/S/ L. T. Womack          Director                           December 31, 1996
---------------------
L. T. Womack

/S/ Richard L.Mohr        Executive Vice President, Chief    December 31, 1996
---------------------     Financial Officer and Secretary
Richard L. Mohr